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EXHIBIT 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hostopia.com Inc. (the "Company")

We consent to the use of our report dated June 26, 2006, except as to note 16 which is as of September 8, 2006, with respect to the consolidated balance sheets of the Company as of March 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended March 31, 2006 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

The audits referred to in our report dated June 26, 2006, except as to note 16 which is as of September 8, 2006, included the related financial statement schedule as of March 31, 2006 and for each of the years in the three-year period ended March 31, 2006, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Toronto, Canada	/s/ KPMG LLP
October 13, 2006	Chartered Accountants

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Report and Consent of Independent Registered Public Accounting Firm